January 25, 2005

Dear Goldcorp Shareholders:

The future of our company will be decided in the next few weeks and the decisions that we make will be of critical importance to the value of our investment in Goldcorp.

I am the Chairman and CEO of Goldcorp and, as you may know, I am also its third largest shareholder. We urge you to VOTE FOR THE WHEATON RIVER MINERALS LTD. TRANSACTION, that was announced on December 6, 2004, because we believe the combination of Goldcorp and Wheaton is strategically compelling. The combined company will be geographically diverse with two world-class assets and be the lowest cost million ounce producer in the gold industry. Furthermore, New Goldcorp will have the strongest balance sheet among its peers and a metals mix in line with some of the most highly valued gold companies in the industry.

Our friendly merger with Wheaton, which will create additional value for shareholders, has been challenged by a hostile bid from Glamis Gold Ltd. We firmly believe the Wheaton deal is the right deal! It is far superior to the Glamis proposal and we urge you to VOTE FOR THE WHEATON TRANSACTION and REJECT the unsolicited hostile take-over offer by Glamis.

The Board of Directors of Goldcorp carefully reviewed and considered the Glamis offer and the recommendations of a Special Committee composed entirely of independent directors. Among the advice received by the Special Committee was an opinion from its financial advisor, Morgan Stanley Canada Limited. The Special Committee recommended to the full Board of Directors that they reject the inadequate, low premium unsolicited takeover offer from Glamis of December 16, 2004. The Board then unanimously reaffirmed and recommended that Goldcorp shareholders VOTE IN FAVOUR of the Goldcorp/Wheaton transaction.

The Wheaton transaction offers Goldcorp shareholders:

•	STRONGER EARNINGS PER SHARE
•	LOWER RISK
•	PROVEN MANAGEMENT

VOTE FOR THE WHEATON TRANSACTION
REJECT THE GLAMIS OFFER

WHY WHEATON?

The Wheaton transaction is financially beneficial to Goldcorp shareholders: The Wheaton transaction is accretive and financially beneficial to Goldcorp shareholders. The transaction will provide better earnings per share, cash flow per share, and net asset value per share on your investment.

Wheaton is far more profitable than Glamis: During the first nine months of 2004, Wheaton earned nearly six times more in net income than Glamis (US$86 million versus US$15 million). For the full year 2003, Wheaton earned US$58 million in net income versus only US$18 million for Glamis.

Wheaton produces significantly more gold than Glamis: In 2004, Wheaton produced more than twice as much gold (more than 500,000 ounces) as Glamis (234,000 ounces).

Wheaton has consistently met its production projections: Wheaton has laid out realistic production targets and met them without fail since Ian Telfer became CEO. Glamis has consistently missed its production projections! Now Glamis wants you to believe that its latest set of projections will be met, yet 35% of those 2006 forecasted projections depend on projects still in development.

Wheaton has significantly more cash resources than Glamis: Wheaton has more than US$400 million in cash and securities, compared to Glamis, which has only US$22 million (as of September 30, 2004).

STRONG MANAGEMENT FOR A STRONG NEW GOLDCORP

Wheaton’s underground mining experience is complementary to Goldcorp’s underground mining experience. Glamis’ is not: Wheaton has managed to lower costs and increase production consistently quarter after quarter at its underground operations. Glamis currently has no underground mines. The Goldcorp team built the Red Lake operation and knows it better than a company with no underground mines. There is no assurance that the Goldcorp team would remain to provide Glamis with on-the-job training at Red Lake.

The combination of Goldcorp and Wheaton brings together two of the most successful and entrepreneurial CEOs in the world of mining. We have been fortunate to enjoy tremendous success growing Goldcorp internally through Red Lake, while Ian Telfer has made several highly accretive acquisitions resulting in returns to Wheaton’s shareholders of more than 200% in just two years. Both of our companies share the same vision for the future of our combined company: we are focused on enhancing shareholder value with the New Goldcorp.

VOTE FOR THE WHEATON TRANSACTION
REJECT THE GLAMIS OFFER

The choice is clear: The Wheaton transaction is clearly superior! Don’t gamble the future of your investment on a risky deal. To protect the future of your investment, we urge you to VOTE FOR THE WHEATON TRANSACTION by signing, dating and returning the enclosed GREEN proxy today.

Best regards,

Rob McEwen
Chairman and CEO
Goldcorp Inc.

Please note: The special meeting of shareholders scheduled for January 31, 2005 has been rescheduled for February 10, 2005 at 9:00 a.m.
The deadline for receiving proxies is February 8, 2005 at 9:00 a.m.

Shareholders with questions about how to vote their shares,
may call our proxy solicitors as follows:

In Canada:
KINGSDALE SHAREHOLDER SERVICES INC.

Call Toll-Free: 1-866-749-5464
Banks and Brokers Call Collect: 416-867-2335

In the United States and Other Locations:
INNISFREE M&A INCORPORATED

Call Toll-Free from the U.S.: 1-877-750-9501
Call Collect from Other Locations: 646-822-7412
Banks and Brokers Call Collect: 212-750-5833

Please visit www.goldcorp.com for further information and regular updates.

VOTE FOR THE WHEATON TRANSACTION
REJECT THE GLAMIS OFFER

This letter is neither an offer to purchase securities nor a solicitation of an offer to sell securities. Goldcorp has filed the following documents with Canadian securities regulatory authorities in connection with its offer to purchase all of the outstanding common shares of Wheaton River Minerals Ltd.: (1) a take-over bid circular and (2) a notice of special meeting of Goldcorp shareholders and management information circular. Goldcorp has filed the following documents with the United States Securities and Exchange Commission in connection with its offer to purchase all of the outstanding common shares of Wheaton River Minerals Ltd.: (1) a registration statement and prospectus and (2) a tender offer statement (which includes as an exhibit the notice of special meeting of Goldcorp shareholders and management information circular). Wheaton River has filed a directors’ circular with Canadian securities regulatory authorities and a solicitation/recommendation statement with United States Securities and Exchange Commission with respect to Goldcorp’s offer. Glamis Gold Ltd. has filed a take over bid circular with Canadian securities regulatory authorities in connection with its offer to purchase all of the outstanding common shares of Goldcorp. Glamis has filed the following documents with the United States Securities and Exchange Commission in connection with its offer to purchase all of the outstanding common shares of Goldcorp: (1) a registration statement and prospectus and (2) tender offer statement. Goldcorp has filed a directors’ circular with Canadian securities regulatory authorities and a solicitation/recommendation statement with United States Securities and Exchange Commission with respect to Glamis’ offer. Wheaton River investors and shareholders are strongly advised to read the Goldcorp registration statement and prospectus, the Goldcorp tender offer statement and the Wheaton River solicitation/recommendation statement, as well as any amendments and supplements thereto, because they contain important information. Goldcorp investors and shareholders are strongly advised to read the Goldcorp notice of special meeting of Goldcorp shareholders and management information circular (which is included as an exhibit to Goldcorp’s tender offer statement) and the Goldcorp solicitation/recommendation statement, as well as any amendments and supplements thereto, because they contain important information. Investors and shareholders may obtain a free copies the documents described above at www.sedar.com or from the Securities and Exchange Commission’s website at www.sec.gov. Free copies of the following documents can also be obtained by directing a request to Goldcorp at the address referred to below: (1) the Goldcorp take-over bid circular, (2) the related letter of transmittal, (3) the Goldcorp notice of special meeting of Goldcorp shareholders and management information circular, (4) the Goldcorp registration statement and prospectus, (5) the Goldcorp tender offer statement, (6) the Goldcorp directors’ circular, (7) the Wheaton River directors’ circular and (8) certain other documents.

VOTE FOR THE WHEATON TRANSACTION
REJECT THE GLAMIS OFFER